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Exhibit 10.16

October 27, 2005
Carrollton Mortgage Services, Inc. 2300 York Road, Suite 213 Timonium, MD 21093
Attention:	Mr. Ronald Antrim Vice President

Dear Ron:

        I have enclosed two signed copies of the new lease for Suite 205 in the Square Commercial Center, which was to become effective on August 1, 2005. I apologize for the delay, but I missed this renewal and then had a hard drive crash that further delayed me. On January 1, 2005, we adjusted our base rental rate to $11.85 per square foot per year. Therefore, we have adjusted your monthly rent from $145.00 to $148.13. This is a 2.16% increase, and I have also enclosed an invoice for the adjustment of $3.13 per month in August, September and October. I have also enclosed the latest utility bill and the invoice for November.

        Please review the lease, and, if acceptable, sign both copies, keep one for your records and return the other to us as soon as possible. If you have any questions, please let me know.

        We are looking forward to having you continue with us at the Square Commercial Center.

Respectfully,
/s/ Donald L. Stabler Donald L. Stabler Manager
Encls.

ARTICLE OF AGREEMENT

        MADE this 26th day of October A.D. 2005

BETWEEN Arthur Lea Stabler and Helen H. Stabler, His Wife
Square Commercial Center 1 Center Square, Suite 201 Hanover, Pennsylvania 17331-3001

hereinafter styled the Lessor, and

Carrollton Mortgage Services, Inc. Square Commercial Center 1 Center Square, Suite 205 Hanover, PA 17331

hereinafter styled the Lessee.

        WITNESSETH, that the Lessor, in consideration of the rents and covenants hereinafter mentioned, doth demise and lease unto the Lessee to be used as an office, the premises situated in the Borough of Hanover, County of York, and Commonwealth of Pennsylvania, described as follows:

    150 square feet of office space located on the Second Floor of the Square Commercial Center, 1 Center Square, Hanover, Pennsylvania 17331, noted as Suite 205.

        TO HAVE AND TO HOLD unto the Lessee, subject to the conditions of the agreement for the term beginning on the 1st day of August, 2005 and ending on the 31st day of July, 2006.

        IN CONSIDERATION OF WHICH the Lessee agrees to pay to the Lessor for the use and occupancy of the said premises, the sum of One Thousand Seven Hundred Seventy-Seven and 56/100 Dollars ($1,777.56) annually, payable as follows: One Hundred Forty-Eight and 13/100 Dollars ($148.13) per month on the first day of every month in advance, at the office of Lessor, Square Commercial Center, 1 Center Square, Suite 201, Hanover, Pennsylvania 17331.

        AS A FURTHER CONSIDERATION for the use and occupancy of said premises, the Lessee hereby agrees to faithfully keep and be bound by the following covenants, conditions and agreements:

        The said premises are to be kept and maintained in as good repair and condition as at present and at the expiration of this lease, they are to be surrendered in like repair and condition, natural wear and damages happening by fire, storm or other casualties only excepted.

        The premises are to be kept in a clean and sanitary condition and all ashes or other garbage which may accumulate thereon during the term are to be removed, and in case of failure to remove the same, the Lessor may collect as rent due and in arrears the cost of removal; the water, lighting or other service for the use of the occupants of the said premises furnished by any public service company during the said term shall be paid for by the Lessee unless otherwise provided herein, or the same may be collected by the Lessor as rent due and in arrears.

        Lessee agrees to abide by and require Lessee's employees and clients to abide by the policy regarding smoking in the Square Commercial Center as instituted and/or modified by the Lessor. Lessee agrees to supply chair mats under all chairs on rollers in order to protect the carpet from undo wear and tear. Lessee agrees to require Lessee's employees to use either local municipal lots or off-street reserved parking spaces in order to ensure greater availability of prime parking spaces in front of the Square Commercial Center for their clients and the clients and customers of others.

        Nothing shall be done upon said premises contrary to the conditions of the policies of insurance upon the buildings thereon whereby the hazard may be increased or the insurance invalidated; neither the whole nor any portion of the said premises shall be sublet, nor shall this lease or any interest therein be assigned, without the written consent of the Lessor; which shall not be unreasonably withheld or delayed.

        The Lessor expressly reserves the right to enter upon the premises at reasonable times for the purpose of making necessary inspection or repairs, or to show the same to prospective purchasers or lessees, and may display "For Rent" or "For Sale" cards thereon.

        If default shall be made in the payment of any part of the said rent after ten (10) days written notice of late payment, or in case of a breach or evasion or any attempt to break or evade any of the covenants or conditions of this agreement, and such breach shall not be cured within thirty (30) days written notice from Lessor, the entire rent reserved for the full term of this lease remaining unpaid shall become due and payable at once and may forthwith be collected, and at the same time the Lessor may forfeit and annul the unexpired portion of this lease and enter upon and repossess the said premises with or without process of law, and without giving any notice whatsoever.

        Lessee also agrees to pay any costs (lawyers fees, court costs, collection fees, etc.) incurred by Lessor associated with the collection of payments of rent and/or other costs incurred under this lease that are in default. In addition, interest may be added by Lessor to amounts outstanding beyond 30 days from date of bill or due date at a rate of 1-1/2% per month on the average daily balance (18% per year).

        Acceptance by the Lessor of any of the sand rent at any time after the same shall become due after default has been made in the payment thereof, or any failure to enforce any of the rights herein reserved to the Lessor, or any of the conditions herein contained, shall not in any wise be considered a waiver of the right to enforce the same at any time without any notice whatsoever, and any attempt to collect the rent by one proceeding shall not be considered as a waiver of the right to collect the same by any other proceeding, but all of the rights of the Lessor, and all conditions may be enforced together or successively at the option of the Lessor.

        Lessor and Lessee, each hereby waives on behalf of itself, its agents, officers and employees, all causes and rights of recovery against the others, its or their agents, officers and employees, as the case may be, for any loss occurring to the building and improvements and the contents thereof located on the premises resulting from any of the perils insured against under the insurance policies carried on the building, fixtures and improvements and the insurance carried on the contents of Lessee, regardless of cause or origin, to the extent of any recovery of such policy or policies of insurance.

        AND IT IS FURTHER AGREED that the following conditions, forfeitures, covenants and restrictions are a part of this agreement, and that each and all of them are binding upon the parties hereto:

  1.
  The Lessee shall pay for all utilities. This pertains to the electric service to the individual office space, and the Lessee's share of the common utilities as determined in a reasonable manner by the Lessor,

  2.
  The Lessee also has the option to use the cleaning service available through the Lessor for daily maintenance of the premises at the current per square foot rate for the office cleaning service (this will include the cost for twice annual carpet cleaning using a dry cleaning method). If the Lessee chooses to handle the general cleaning of premises internally, the Lessee will be required to pay the cost to have the carpet in premises cleaned twice annually using the dry cleaning method provided by the cleaning service available through the Lessor (including labor and materials). If Lessee chooses to handle the general cleaning of the premises internally, and fails to maintain the premises in a satisfactory manner, as determined by the Lessor, the Lessee will be required to use the cleaning service available through the Lessor.

  3.
  This lease may be extended for an additional one (1) year if notice is given by Lessee not less than thirty (30) days prior to the expiration date of this lease. All conditions and covenants of this lease shall remain in force and effect during any extension hereof, except that annual rent shall be negotiated by the parties at the time of the extension of the lease for the additional period. In the event that the Lessee chooses not to renew this lease, and notice is given less than thirty (30) days prior to the expiration date of this lease, Lessee will be responsible for all rent and utilities covered in this lease through the last day of the month in which the 30-day notice period ends.

        IN WITNESS WHEREOF, the parties aforesaid have hereunto set their hands and seals on the day and year first above written.

/s/ DONALD L. STABLER Witness	/s/ ARTHUR LEA STABLER Arthur Lea Stabler
/s/ DONALD L. STABLER Witness	/s/ HELEN H. STABLER Helen H. Stabler
Carrollton Mortgage Services, Inc.
/s/ ARLENE COHEN Witness	/s/ RONALD ANTRIM Ronald Antrim, Vice President

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ARTICLE OF AGREEMENT